EXHIBIT 99.1

For Immediate Release	Company Contact:	Investor Contact:
	Doug Townsdin	Berkman Associates
	Chief Financial Officer	(310) 277-5162
	(918) 437-6881	info@berkmanAssociates.com

Lowrance Second Quarter Net Income Jumps 162%
to $1,623,000 vs $620,000; Sales Increase 14%

Backlog Increases to $15,796,000 vs $13,590,000.

     TULSA, OKLAHOMA, February 26, 2004 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) announced today that net income for the second quarter ended January 31, 2004 increased 162% to $1,623,000, or $0.41 per diluted share, compared to $620,000, or $0.16 per diluted share in the second quarter of fiscal 2003. Sales increased 14% to $24,468,000 compared to $21,514,000 in the same period last year. January 31, 2004 backlog increased to $15,796,000 compared to backlog of $13,590,000 at January 31, 2003.

     For the six months ended January 31, 2004, Lowrance net profits increased $878,000, to $66,000, or $0.02 per diluted share. This $66,000, or $0.02 per diluted share, profit compares to a loss of $(812,000), or $(0.22) per share, for the first half of fiscal 2003. Sales increased 18% to $38,504,000 compared to $32,669,000 in the first six months of fiscal 2003.

     “Our improving sales, coupled with the continual and rapid introduction of new, higher margin products, have led to a significant increase in the Company’s profitability. Second quarter gross margin increased 30% and, as a percent of sales, improved to 41% compared to 36% of sales in the same quarter last year. With total operating expenses, as a percent of sales, nearly unchanged from last year’s second quarter, operating income more than doubled on a 14% sales gain”, said Darrell Lowrance, President and CEO.

     Lowrance noted that second quarter results benefited from higher sales gains of premium price point product offerings and new aviation products. “Our expanded new product line-up and increased backlog have contributed to an excellent start for our third quarter, which is our seasonally strongest selling period,” he said.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.Lowrance.com) designs and manufactures SONAR and GPS products, digital mapping systems and other accessories under the brand names “Lowrance,” and “Eagle” Electronics. These products are primarily used for boating, fishing, hunting, and other outdoor activities as well as in general aviation and automotive navigation applications.

This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

(tables attached)

LOWRANCE ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2004	2003	2004	2003
	(in thousands, except per share information)
NET SALES	$24,468	$21,514	$38,504	$32,669
COST OF SALES	14,405	13,785	23,389	20,817

Gross profit	10,063	7,729	15,115	11,852

OPERATING EXPENSES:
Selling and administrative	6,206	5,466	12,037	10,626
Research and development	1,214	961	2,444	2,011

Total operating expenses	7,420	6,427	14,481	12,637

Operating income (loss)	2,643	1,302	634	(785)

OTHER EXPENSES:
Interest expense	165	319	371	520
Other, net	25	(28)	162	8

Total other expenses	190	291	533	528

INCOME (LOSS) BEFORE INCOME TAXES	2,453	1,011	101	(1,313)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	830	391	35	(501)

NET INCOME (LOSS)	$1,623	$620	$66	$(812)

NET INCOME (LOSS) PER SHARE
BASIC	$0.43	$0.16	$0.02	$(.22)

DILUTED	$0.41	$0.16	$0.02	$(.22)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	3,761	3,761	3,761	3,761

DILUTED	3,978	3,885	3,970	3,761

DIVIDENDS	$940	—	$940	—

OTHER COMPREHENSIVE INCOME (LOSS) NET OF TAX:
NET INCOME (LOSS)	$1,623	$620	$66	$(812)
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	58	57	221	91

COMPREHENSIVE INCOME (LOSS)	$1,681	$677	$287	$(721)

LOWRANCE ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 31,	January 31,	July 31,
	2004	2003	2003
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$813	$705	$1,206
Accounts receivable, less allowances	15,582	14,350	8,431
Inventories	26,195	18,715	15,941
Current deferred income taxes	1,642	973	894
Prepaid expenses	1,456	1,134	1,290

Total current assets	45,688	35,877	27,762
PROPERTY, PLANT, AND EQUIPMENT, net	8,380	7,444	7,593
OTHER ASSETS	64	49	62
DEFERRED INCOME TAXES	—	1,441	—

	$54,132	$44,811	$35,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,831	$1,909	$2,061
Accounts payable	10,926	8,572	2,951
Accrued liabilities:
Compensation and benefits	2,463	2,441	2,704
Product costs	2,198	779	1,004
Other	1,436	1,257	893

Total current liabilities	18,854	14,958	9,613
LONG-TERM DEBT, less current maturities	15,650	16,215	5,825
DEFERRED INCOME TAXES	732	—	430
STOCKHOLDERS’ EQUITY:
Common stock, $.10 par value, 10,000,000 shares authorized, 3,761,196 shares issued and outstanding	377	377	377
paid-in capital	7,073	7,073	7,073
Retained earnings	11,258	6,389	12,132
Accumulated other comprehensive income (loss)	188	(201)	(33)

Total stockholders’ equity	18,896	13,638	19,549

	$54,132	$44,811	$35,417